Exhibit 99.1

MACY'S, INC.

Contacts:

       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

FOR IMMEDIATE RELEASE

DEIRDRE P. CONNELLY JOINS MACY'S, INC. BOARD OF DIRECTORS

CINCINNATI, Ohio, December 12, 2007 - Macy's, Inc. today announced that Deirdre P. Connelly, president of U.S. operations at Eli Lilly and Company, has been elected to the company's board of directors, effective Jan. 1, 2008.

"Deirdre Connelly is an accomplished business executive with deep insight into building strong organizations and marketing to defined customer segments," said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. "She will be a valuable resource as we intensify our focus on Hispanic customers, as well as execute our strategy for tailoring merchandise assortments to the local customer at each Macy's store.

"We continue to be proud of the inclusiveness of our board of directors and management team, which reflect the diversity of our customers and workforce," Lundgren said. Connelly becomes the fourth woman currently serving on the 11-member Macy's, Inc. board, joining Sara Levinson, Joyce M. Roche and Marna C. Whittington.

Connelly, 47, was named president of Lilly USA in June 2005. Before assuming that role, she was senior vice president for human resources for Lilly. She joined the company's policy committee in October 2004. She had been vice president of human resources for pharmaceutical operations since May 2004.

Connelly joined Lilly in 1983 as a sales representative and moved to San Juan as a marketing associate a year later. In 1989, Connelly joined the international management development program at Lilly Corporate Center in Indianapolis and later became a sales supervisor in Philadelphia. In 1990, she returned to San Juan as a diabetes product manager. In 1991, Connelly was named national sales manager for the Puerto Rico affiliate and, in 1992, she was named marketing and sales director for Puerto Rico. In 1993, she became director of sales and marketing for the Caribbean Basin Region, including Central America, Puerto Rico, and Caribbean Island countries. She was promoted to general manager for Eli Lilly Puerto Rico, S.A., in 1995.

Connelly returned to Indianapolis in 1997. From 1997 to 2001, she held the positions of regional sales director, executive director of global marketing for Evista, and team leader for the Evista product team and was promoted to leader of the woman's health business unit in the U.S. affiliate. In 2003, she became executive director of human resources for the U.S. affiliate.

A native of San Juan, Connelly received a bachelor's degree in economics and marketing from Lycoming College in Pennsylvania in 1983. She graduated from the Harvard University's Advanced Management Program in 2000. In 2006 and again in 2007, Connelly was recognized by Fortune magazine as one of the 50 most powerful women in business.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)